Exhibit 10.1

January 20, 2023

NOVACCESS GLOBAL INC.

8584 E. Washington Street, #127

Chagrin Falls, OH 44023

Attn: CEO

E-mail: neil@novaccessglobal.com

VIA ELECTRONIC MAIL

Re: Modifications

Dear Neil:

Reference is made to those three securities purchase agreements dated August 20, 2021, February 15, 2022, and May 5, 2022 by and between NovAccess Global Inc., a Colorado corporation (the “Company”), and AJB Capital Investments, LLC, a Delaware limited liability company (the “Purchaser”) (collectively, the “Purchase Agreements”), and (ii) Promissory Notes of the Company issued in favor of the Purchaser, August 20, 2021, February 15, 2022, and May 5, 2022 (the “Purchaser Notes”). Defined terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreements.

For good and valuable consideration, including, without limitation, the receipt and adequacy of which are hereby acknowledged, the Purchaser consents to the following modifications to the “Adjustments” Sections of the Purchase Agreements, which are amended and restated in their entirety below (collectively, the “Modifications”):

“Adjustments. It is the intention of the Company and Buyer that the Buyer shall be able to sell (if Buyer so elects, in Buyer’s sole and absolute discretion) the Commitment Fee Shares, and generate net proceeds (net of all brokerage commissions and other fees or charges payable by Buyer in connection with the sale thereof) from such sale equal to the Commitment Fee. The Buyer shall use its best efforts to sell the Commitment Fee Shares in the principal trading market of the Company’s Common Stock or otherwise, at any time in accordance with applicable securities laws. At any time, and from time to time, the Buyer may elect during the period beginning on the date which is the six (6) month anniversary of the Closing Date through the seventy-second (72) month anniversary of the Closing Date (the “Adjustment Period”), the Buyer may deliver to the Company a reconciliation statement showing the net proceeds actually received by the Buyer from the sale of the Commitment Fee Shares (the “Sale Reconciliation”). If, as of the date of the delivery by Buyer of the Sale Reconciliation (the “Sale Reconciliation Date”), the Buyer has not realized net proceeds from the sale of such Commitment Fee Shares equal to at least the Commitment Fee, as shown on the Sale Reconciliation, then the Company shall, within five (5) business days, either pay in cash the applicable shortfall amount or immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock (priced at the ten (10) day VWAP preceding the applicable Sale Reconciliation Date) to the Buyer in an amount sufficient such that, when sold and the net proceeds thereof are added to the net proceeds from the sale of any of the previously issued and sold Commitment Fee Shares, the Buyer shall have received total net funds equal to the Commitment Fee. If additional shares of Common Stock are issued pursuant to this Section, and after the sale of such additional issued shares of Common Stock the Buyer still has not received net proceeds equal to at least the Commitment Fee, then the Company shall again be required to immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock (or the payment of cash) to the Buyer as contemplated above, and such additional issuances (or cash payments) shall continue until the Buyer has received net proceeds from the sale of such Common Stock equal to the Commitment Fee. In the event additional Common Stock is required to be issued as outlined above, the Company shall instruct the Transfer Agent to issue certificates or book entry statements representing such additional shares of Common Stock to the Buyer as promptly as practicable following the Sale Reconciliation Date, and the Company shall in any event cause the Transfer Agent to deliver such certificates or book entry statements to Buyer within five (5) business days following the Sale Reconciliation Date; provided, that if by the fifth (5th) business day following the Sale Reconciliation Date, the Buyer has not received such additional shares of Common Stock (or payment in cash), the Buyer may notify the Transfer Agent directly of the Company’s obligation to deliver such additional shares of Common Stock, and the Transfer Agent shall issue such additional shares of Common Stock from the Reserved Amount without any further action by the Company. In the event such certificates or book entry statements representing such additional shares of Common Stock issuable hereunder shall not be delivered to the Buyer within ten (10) business days of the Sale Reconciliation Date, same shall be an immediate default under this Agreement and the Transaction Documents. Nothing herein contained shall be interpreted to in any way limit the net proceeds from the sale of the Commitment Fee Shares which shall be generated by the Buyer. The Company’s obligation to pay the Commitment Fee contemplated by this Section through the sale of Commitment Fee Shares, shall be an obligation hereunder, secured by all Transaction Documents. For the avoidance of doubt, all requirements of Rule 144 shall apply to any resale of any additional shares of Common Stock issued by the Company pursuant to an adjustment as described above (to the extent Rule 144 is relied upon in connection with such resale), including, without limitation, holding period requirements.”

Except as otherwise set forth herein, all terms and conditions of the Transaction Documents shall remain in full force and effect.

The Modifications set forth in this Letter Agreement are limited to the matters expressly set forth herein and should not be construed as an indication that the Purchaser has agreed to any other modifications to, consents of, or waivers of any other terms or provisions of the Purchase Agreement or any Transaction Document or of the terms of any other agreement, instrument or security or any modifications to, consents of, or waivers of any default that may exist or occur thereunder.

The Company hereby represents and warrants and covenants to the Purchaser that nothing contained herein or otherwise disclosed to the Purchaser by the Company connection herewith constitutes material non-public information. As of the date hereof, the Company shall have disclosed all material, non-public information (if any) provided up to the date hereof to the Purchaser by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not previously been publicly disclosed by the Company in a filing with the Securities and Exchange Commission.

The Company hereby covenants and agrees that, as of the date hereof, (i) the Purchaser has no confidentiality or similar obligation under any agreement to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents and (ii) the Purchaser has not made any agreement with the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to purchase or sell, long and/or short, the Common Stock or any other securities of the Company.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to choice of law principles. Any dispute arising under or relating to or in connection with this Letter Agreement shall be subject to the exclusive jurisdiction and venue of the State and/or Federal courts located in New York. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Very truly yours,

AJB Capital Investments, LLC

By: /s/ Ari Blaine

Name: Ari Blaine

Title: Partner

Acknowledged and Agreed:

NovAccess Global Inc.

By: /s/ Dwain K. Irvin

Name: Dwain K. Irvin

Title: Chief Executive Officer

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